Exhibit 24(b)(4.125)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

If the Fixed Account/General Account and/or the Guaranteed GA Account are available under the Contract, the Contract and Certificate are endorsed as follows, but only with respect to Participants who establish accounts under the Contract on or after [Effective Date]:

1.

The following is added to the Guaranteed Interest Rate - Fixed Account/General Account section of the Contract or Certificate and the Fixed Account/General Account definition in the Certificate, as applicable:

With respect to any Participants who establish accounts under the Contract on or after [Effective Date], on any Net Deposit(s)/Purchase Payments made to the Fixed Account/General Account, the Company will add interest daily to all amounts held in the Fixed Account/General Account as follows.

(a)	The Company will add interest daily to amounts held in the Fixed Account/General Account at a guaranteed annual rate of no less than 3%.

(b)

For each calendar year, the Company will also set a one-year minimum guaranteed interest rate which will apply to all amounts held in the Fixed Account/General Account during that calendar year. This one-year minimum guaranteed interest rate will never be less than the annual rate described above. It will be established prior to each calendar year and will be made available to the Owner/Contract Holder or Participants, as applicable, in advance of the calendar year.

(c)

The Company at its discretion, may credit interest during the calendar year at a rate greater than those rates established pursuant to paragraphs (a) and (b) above. The Company will make available to the Owner/Contract Holder or Participants, as applicable, the rate currently being credited to amounts held in the Fixed Account/General Account.

This section does not in any way reduce any minimum interest rate guarantees applicable to Participants who established accounts under the Contract prior to [Effective Date.]

2.

For Contracts or Certificates providing for the payment of any Fixed Account/General Account Surrender Value in equal payments over a period not to exceed 60 months, the following paragraph is added to the section describing the interest rate to be credited during the payment period:

With respect to any Participants who establish accounts under the Contract on or after [Effective Date], during the payment period, interest will be credited to the remaining Fixed Account/General Account balance at a single fixed rate that will not be more than two percentage points below the rate being credited to the Fixed Account/General Account as of the date of surrender. In no event will the credited interest rate be less than 3%. This paragraph does not in any way reduce any minimum credited interest rate applicable to Participants who established accounts under the Contract prior to [Effective Date.]

3.	The following is added to the Guaranteed GA Account Interest Rates (Guaranteed Rates) section of the Contract and Certificate:

With respect to any Participants who establish accounts under the Contract on or after [Effective Date], the following shall apply:

The Company will declare all interest rate(s) applicable to a specific Term prior to the start of the Deposit Period.  The rate(s) are guaranteed by the Company for that Deposit Period and the ensuing Term and are not based on the actual investment experience of the underlying assets in the GA Account.  The Guaranteed Rates are annual effective yields. The interest is credited at a rate that will produce the guaranteed annual effective yield over the period of a year.  The rate credited will never be less than 1%.

For Guaranteed Terms of one year or less, one Guaranteed Rate is credited for the full Guaranteed Term.  For longer Guaranteed Terms, the Company may credit an initial Guaranteed Interest Rate from the date of deposit to the end of a specified period within the Guaranteed Term.  The Company may credit different interest rates for subsequent specified periods throughout the Guaranteed Term.

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This section does not in any way reduce any minimum interest rate guarantees applicable to Participants who established accounts under the Contract prior to [Effective Date.]

Endorsed and made a part of the Contract, on [date].

/s/Charles P. Nelson
President Voya Retirement Insurance and Annuity Company

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